Exhibit 5

October 14, 2005

SR TELECOM INC.
8510 TransCanada Highway
Montreal, Quebec
H4S 1M5

Dear Sirs:

We have acted as Canadian legal counsel to SR Telecom Inc. ("SR Telecom" or the "Corporation"), a Canadian corporation, in connection with the issuance by SR Telecom of 10% Secured Convertible Debentures due October 15, 2011 (the "10% Convertible Debentures"), convertible into common shares in the capital of the Corporation ("Underlying Common Shares") at the option of the holder, to holders of the Corporation's 8.15% Debentures due August 31, 2005. The 10% Convertible Debentures are being registered for purposes of resale on a registration statement on Form F-1 (the "Registration Statement") being filed on or about the date hereof with the Securities and Exchange Commission pursuant to the form of prospectus contained therein (the "Prospectus").

For the purposes of our opinion, we have examined the following documents:

  (a)
  an executed copy of the trust indenture relating to the 10% Convertible Debentures (the "Indenture") dated as of August 22, 2005 among SR Telecom, as Issuer and Computershare Trust Company of Canada and Manufacturers and Traders Trust Company, as Trustees;

  (b)
  a certificate of the secretary of SR Telecom dated October 14, 2005; and

  (c)
  a copy of the Registration Statement.

We have considered such questions of law and examined such statutes, public and corporate records and instruments and certificates of public officials and other documents, as we have considered necessary or appropriate as a basis for the opinions hereinafter expressed.

For the purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents and instruments submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed, photocopied, facsimile or similarly reproduced copies of such original documents.

The opinions expressed herein are limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein, in each case, as of the date hereof.

Based upon and relying on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.
all necessary corporate action has been taken by the Corporation to authorize the issuance, execution and delivery of the 10% Convertible Debentures by the Corporation;

2.
when (i) duly executed and delivered on behalf of the Corporation in accordance with the provisions of the Indenture and (ii) duly authenticated by the Trustees pursuant to the terms of the Indenture, the 10% Convertible Debentures will have been validly issued by the Corporation and will be binding obligations of the Corporation: and

3.
The Underlying Common Shares, when issued upon a conversion of the 10% Convertible Debentures in accordance with the Indenture, will be validly issued and will be outstanding as fully paid and non-assessable common shares of the Corporation.

Based upon and relying on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the following is a fair summary of the principal Canadian federal income tax considerations generally applicable, as at the date hereof, to a holder who, for purposes of the Income Tax Act (Canada) (the "Tax Act") and the Canada-United States Income Tax Convention (1980) (the "Tax Treaty"), at all relevant times, (a) is not, and is not deemed to be, a resident of Canada and is, or is deemed to be, a resident of the United States, (b) holds the 10% Convertible Debentures and any Underlying Common Shares as capital property, (c) deals at arm's length and is not "affiliated" (as defined in the Tax Act) with the Corporation and (d) does not use or hold, and is not deemed to use or hold, the 10% Convertible Debentures in carrying on a trade or business in Canada (a "United States Resident Holder"). Related persons (as defined in the Tax Act) are deemed not to deal with each other at arm's length. A person and a corporation are related if the person controls the corporation or is a member of a related group that controls the corporation. It is a question of fact whether persons not related to each other are, at a particular time, dealing with each other at arm's length. The 10% Convertible Debentures and the Underlying Common Shares will generally be considered to be capital property to a United States Resident Holder unless the United States Resident Holder holds such securities in the course of carrying on a business or the United States Resident Holder has acquired such securities in a transaction or transactions considered to be an adventure in the nature of trade. This opinion is based on the assumption that all transactions between the Corporation and United States Resident Holders have occurred and will continue to occur at fair market value and on the assumption that each holder of 10% Convertible Debentures will deal at arm's length with the Corporation at the time that interest is paid, credited or deemed to be paid or credited on the 10% Convertible Debentures. This opinion does not apply to an insurer or an authorized foreign bank, within the meaning of the Tax Act, carrying on an insurance business or a bank business in Canada.

This opinion is based upon the provisions of the Tax Act, the regulations thereunder (the "Regulations"), the Income Tax Application Rules, the Tax Treaty and our understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (the "Tax Practices"), all in effect as of the date hereof. This opinion takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted as proposed, or at all.

Except for the Tax Proposals, this opinion does not take into account or anticipate any changes in the law or in Tax Practices, whether by way of legislative, regulatory, administrative or judicial decision, action or interpretation. This opinion does not take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ significantly from those discussed herein.

The present published administrative policy of the Canada Revenue Agency is that many entities (including limited liability companies) that are treated as being fiscally transparent for United States federal income tax purposes will not qualify as residents of the United States under the Tax Treaty. According to Tax Practices applicable to partnerships, however, the general position of the Canada Revenue Agency is that tax treaty benefits flow through to partners where both Canada and the other country view the partnership as a transparent vehicle. United States Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under the Tax Treaty based on their particular circumstances.

Conversion of 10% Convertible Debentures

The payment of principal, premium (if any) and interest on the 10% Convertible Debentures or on the conversion of 10% Convertible Debentures for Underlying Common Shares will not be subject to Canadian withholding tax in respect of interest that is paid, credited or deemed to be paid or credited on such payment or conversion to a holder, on the assumption that the holder deals at arm's length with the Corporation at the time of such payment, credit or deemed payment or credit.

No other tax on income or gains (including taxable capital gains) will generally be payable under the Tax Act by a United States Resident Holder in respect of the acquisition, holding, conversion, redemption or disposition of the 10% Convertible Debentures to the extent that the Debentures do not constitute "taxable Canadian property" as described below in the section entitled "Disposition of Underlying Common Shares by a United States Resident Holder."

Subject to certain exceptions, interest paid on 10% Convertible Debentures issued in payment of interest on 10% Convertible Debentures ("PIK Debentures") that are issued after October 14, 2006 in payment of interest accrued on the 10% Convertible Debentures will be subject to Canadian withholding tax. Pursuant to the Tax Treaty, the rate of withholding will be 10%.

Taxation of Dividends

Pursuant to the Tax Treaty, dividends on Underlying Common Shares paid or deemed paid by the Corporation to a United States Resident Holder who is the beneficial owner of the dividends, other than a company which owns at least 10% of the voting stock of the Corporation, will be subject to Canadian withholding tax at the rate of 15% of the gross amount of such dividends. In the case of dividends paid to a United States Resident Holder that is a company that is the beneficial owner of at least 10% of the voting stock of the Corporation, the rate of withholding tax is reduced to 5% pursuant to the Tax Treaty.

Disposition of Underlying Common Shares by a United States Resident Holder

A United States Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain (or will not be entitled to take into account any capital loss in computing taxable income earned in Canada) realized on the disposition or deemed disposition of Underlying Common Shares unless the Underlying Common Shares constitute "taxable Canadian property" (as defined in the Tax Act) to the United States Resident Holder at the time of their disposition and the United States Resident Holder is not entitled to relief under the Tax Treaty at the time of disposition or deemed disposition. An Underlying Common Share listed on the Toronto Stock Exchange will not constitute taxable Canadian property at the time of such disposition unless (a) at any time during the five-year period immediately preceding the disposition, the United States Resident Holder, persons with whom the United States Resident Holder does not deal at arm's length or the United States Resident Holder together with all such persons, owns or is considered to own not less than 25% of the issued shares or rights to acquire not less than 25% of the shares of any class or series of shares of the capital stock of the Corporation (including rights to Underlying Common Shares arising under the 10% Convertible Debentures) or (b) the Underlying Common Shares (or the 10% Convertible Debentures) are otherwise deemed to be taxable Canadian property.

If the Corporation redeems the Underlying Common Shares (other than by a purchase in the open market in the manner in which shares are normally purchased by any member of the public in the open market), the United States Resident Holder will be deemed to have received a dividend equal to the amount paid by the Corporation in excess of the paid-up capital of such Underlying Common Shares at such time as computed for purposes of the Tax Act. The amount paid by the Company on such redemption shall be the amount of cash and/or the value of the property received by the United States Resident Holder in consideration for the redemption. Such deemed dividend will be subject to Canadian withholding tax as described above.

We consent to being named in the Registration Statement and the Prospectus under the caption "Legal Matters" as Canadian counsel that has passed upon the matters addressed in this letter.

We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

We are furnishing this opinion letter in connection with the filing of the Registration Statement with the Securities and Exchange Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP